SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Federated Investors, Inc.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

FEDERATED INVESTORS, INC.

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

INFORMATION STATEMENT

March 23, 2007

INTRODUCTION

This Information Statement is furnished to the shareholders (the “Shareholders”) of Federated Investors, Inc. (“Federated”) by the Board of Directors (the “Board”) in connection with the Annual Meeting of the Shareholders to be held on Thursday, April 26, 2007 in the Somerset Room, Second Level of the Westin Convention Center Pittsburgh, 1000 Penn Avenue, Pittsburgh, Pennsylvania, 15222 at 4:00 p.m. local time. Action will be taken at the Annual Meeting for (i) the election of directors; (ii) the approval of an amendment to the Federated Investors, Inc. Annual Incentive Plan, as amended (the “Annual Incentive Plan”), to limit bonuses paid out under the Annual Incentive Plan to a maximum dollar amount per participant rather than a maximum percentage of a defined bonus pool and to expressly allow Federated’s Compensation Committee to modify, amend or terminate any or all of the provisions of the Annual Incentive Plan to the extent necessary to conform with Section 409A or Section 162(m) of the Internal Revenue Code or the regulations promulgated thereunder; and (iii) any other business that properly comes before the meeting.

Federated has shares of both Class A Common Stock, no par value per share (the “Class A Common Stock”) and Class B Common Stock, no par value per share (the “Class B Common Stock”) issued and outstanding. The Class B Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol FII. Except under certain limited circumstances, the entire voting power of Federated is vested in the holders of the outstanding shares of the Class A Common Stock. All of the outstanding shares of Class A Common Stock are held by a Voting Shares Irrevocable Trust, dated May 31, 1989 (the “Voting Trust”), and will be voted in person at the Annual Meeting. Accordingly, Federated is not soliciting proxies for the Annual Meeting, but is providing this Information Statement to its Shareholders in accordance with Regulation §240.14c-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed to the Shareholders on or about March 23, 2007. Federated’s 2006 Annual Report to Shareholders accompanies this Information Statement.

VOTING SECURITIES

Only holders of record of Class A Common Stock at the close of business on March 1, 2007 (“Record Date”) will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. On that date, 9,000 shares of Class A Common Stock were outstanding, all of which were held by the Voting Trust, the three trustees of which are Mr. John F. Donahue, his wife, and his son, Mr. J. Christopher Donahue, for the benefit of the members of the family of John F. Donahue. Accordingly, Federated qualifies as a “controlled company” under Section 303A of the New York Stock Exchange Listed Company Manual (the “Rule”) and intends to rely on the exemptions available to controlled companies under the Rule.

The presence of the holder of the Class A Common Stock, constituting all of the votes that all Shareholders are entitled to cast on the election of directors will constitute a quorum for the transaction of business at the Annual Meeting. Any business transacted at the Annual Meeting shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all Shareholders entitled to vote thereon. Under the terms of the Voting Trust, the trustees are authorized to vote shares owned by the Voting Trust, and as a result, all of the outstanding shares of Class A Common Stock will be voted in person at the Annual Meeting. The Voting Trust is entitled to cast one vote per share of Class A Common Stock. Directors will be elected by a plurality of the votes cast. Cumulative voting is not allowed. The trustees of the Voting Trust have advised that they intend to vote in favor of all the directors nominated by the Board and in favor of the approval of the amendment to the Annual Incentive Plan.

BOARD OF DIRECTORS AND ELECTION OF DIRECTORS

The Board currently consists of seven members. Under Federated’s bylaws, directors are elected at each annual meeting and each director holds office until the expiration of the term of one year for which he or she was selected and until a successor is selected and qualified.

The Board has nominated Messrs. John F. Donahue, J. Christopher Donahue, Michael J. Farrell, David M. Kelly, John W. McGonigle, James L. Murdy, and Edward G. O’Connor for election as directors. All of the nominees for director have previously served as members of the Board.

John F. Donahue Age 82	Mr. John F. Donahue is a founder of Federated. He has served as director and Chairman of Federated since Federated’s initial public offering in May 1998. He is a director or trustee of forty-four investment companies managed by subsidiaries of Federated. Mr. Donahue is the father of J. Christopher Donahue who serves as President, Chief Executive Officer and director of Federated and Thomas R. Donahue who serves as Chief Financial Officer of Federated.

J. Christopher Donahue Age 57	Mr. J. Christopher Donahue has served as director, President and Chief Executive Officer of Federated since 1998. He is President of forty investment companies managed by subsidiaries of Federated and director, trustee, or managing general partner of forty-four investment companies managed by subsidiaries of Federated. Mr. Donahue is the son of John F. Donahue and the brother of Thomas R. Donahue who serves as Chief Financial Officer of Federated.

Michael J. Farrell Age 57	Mr. Michael J. Farrell was elected to the Board in August 1998. He is currently the President of Farrell & Co., a merchant banking firm specializing in heavy manufacturing companies. Additionally, he serves as Chief Executive Officer of Standard Steel, LLC. He has also served in executive capacities for MK Rail Corporation, Motor Coils Manufacturing Co. and Season-All Industries. Mr. Farrell is a Certified Public Accountant.

David M. Kelly Age 64	Mr. David M. Kelly was elected to the Board in April 2004. He is Chairman of Matthews International Corporation, a designer, manufacturer, and marketer of memorialization products and caskets for the cemetery and funeral home industries. Mr. Kelly is a member of the Board of Directors of Mestek, Inc. and Duquesne Light Holdings Inc.

John W. McGonigle Age 68	Mr. John W. McGonigle has been a director of Federated since 1998. He serves as Vice Chairman, Executive Vice President and Secretary of Federated. Mr. McGonigle is also Chairman of Federated International Management Limited. He has been Chief Legal Officer of Federated since 1998. Mr. McGonigle is also Executive Vice President and Secretary of forty-four investment companies managed by subsidiaries of Federated.

James L. Murdy Age 68	Mr. James L. Murdy was elected to the Board in August 1998. He retired as President, Chief Executive Officer and Director of Allegheny Technologies Incorporated, a diversified manufacturing corporation, in 2003. Prior to becoming President he served as Executive Vice President and Chief Financial Officer of Allegheny Technologies Incorporated.

Edward G. O’Connor Age 66	Mr. Edward G. O’Connor was elected to the Board in April 2001. Since 2000, Mr. O’Connor has served as Special Counsel to the litigation department of the law firm Eckert, Seamans, Cherin & Mellott LLC (“Eckert Seamans”). From 1973 to 1999, Mr. O’Connor was a Member of Eckert Seamans. Mr. O’Connor’s legal practice focuses primarily on products liability and commercial litigation.

Meetings and Committees of the Board

In 2006, the Board met on six occasions. The Board has an Audit Committee, Compensation Committee and Compliance Committee. The Board does not have a Nominating Committee; the Board as a whole performs this function. All directors attended at least seventy-five percent of the meetings of the Board.

Audit Committee

The Audit Committee currently consists of Messrs. Michael J. Farrell, David M. Kelly and Edward G. O’Connor, none of whom is an officer or employee (or former officer or employee) of Federated. Mr. Farrell is Chairman of the Audit Committee. The Board has adopted a written charter for the Audit Committee. The Board has determined that the members of the Audit Committee are “Independent,” as defined by the Corporate Governance Rules of the NYSE (“NYSE Rules”). In making this determination, the Board considered all relevant facts and circumstances. Other than serving as directors, Mr. Kelly and Mr. Farrell have no relationship with Federated. Mr. O’Connor has an immediate family member who is an employee of Federated, however in reviewing the circumstances, the Board took into consideration that the family member is not an executive officer and his position would not affect Mr. O’Connor’s status as an independent director under NYSE Rules.

The Audit Committee is responsible for monitoring the integrity of the financial statements of Federated, the independent auditors’ qualifications and independence, the performance of Federated’s internal audit function and independent auditors, and the compliance by Federated with related applicable legal and regulatory requirements. The Audit Committee has the sole authority to appoint or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. In performing its responsibilities, the Audit Committee reviews the audit plans of Federated’s internal auditors and the independent auditors and monitors their progress during the year. In discharging its responsibilities, the Audit Committee is entitled to rely upon the reports, findings and representations of Federated’s auditors, legal counsel and responsible officers. In 2006, the Audit Committee met on five occasions.

The Board has determined that Mr. Kelly and Mr. Farrell are Audit Committee Financial Experts as defined under Federal securities laws.

Audit Committee Report

The Audit Committee oversees Federated’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has met to review and discuss the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the financial statements.

The Audit Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Federated’s accounting principles as applied to the financial statements and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has received and discussed with the independent auditors the written disclosures required by the Independence Standards Board Standard No. 1 relating to the auditors’ independence from management and Federated. The Audit Committee has considered whether the provisions of non-audit services by the independent auditors is compatible with maintaining the independent auditors’ independence.

The Audit Committee discussed with Federated’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Federated’s internal controls, and the overall quality of Federated’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission (“SEC”). The Audit Committee also selected Federated’s independent auditors for the fiscal year ending December 31, 2007.

Respectfully Submitted:

Michael J. Farrell, Audit Committee Chairman

David M. Kelly, Audit Committee Member

Edward G. O’Connor, Audit Committee Member

Compensation Committee

As of January 1, 2007, the Compensation Committee, which operates pursuant to a written charter, consists of Messrs. Michael J. Farrell and James L. Murdy. Prior to that time, Mr. J. Christopher Donahue participated as a non-voting member. Prior to January 1, 2007, the Compensation Committee had established a sub-committee pursuant to Section 162(m) of the Internal Revenue Code. As of January 1, 2007, the Compensation Committee will perform the role previously performed by the sub-committee. Mr. Farrell is Chairman of the Compensation Committee. The Compensation Committee establishes performance measures and certifies achievement, recommends compensation levels of executive officers, awards stock-based compensation, works with senior management on benefit and compensation programs for Federated employees, and monitors local and national compensation trends to ensure that Federated’s compensation program is competitive within the mutual fund industry. The Compensation Committee has delegated its full power and authority under Federated’s Stock Incentive Plan, as amended (the “Stock Incentive Plan”), to the Chief Executive Officer with respect to all employees other than those subject to Section 16 the Exchange Act. In 2006, the Compensation Committee met twice.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Michael J. Farrell and James L. Murdy, both of whom are independent directors. During the fiscal year ended December 31, 2006, Mr. J. Christopher Donahue, Chief Executive Officer of Federated, served on the Compensation Committee as a non-voting member.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Federated’s 2006 Information Statement.

Respectfully Submitted:

Compensation Committee

Michael J. Farrell, Compensation Committee Chairman

James L. Murdy, Compensation Committee Member

Corporate Governance

To address corporate governance matters and communicate its business standards, Federated has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to directors, officers and employees of Federated. Copies of these materials as well as Charters for the Audit, Compensation, and Compliance Committees are available on Federated’s website at FederatedInvestors.com by first clicking on “About Us” and then “Corporate Governance.” The information is also available in print upon written request.

Under Federated’s policies, the Directors are expected to attend the Annual Meeting. During 2006, all of the Directors attended the Annual Meeting.

Communications with the Board

Non-management members of the Board have regularly scheduled executive sessions without management participation. Mr. Murdy has been selected to preside over these meetings. In order that parties may make their concerns known to non-management directors as well as to the Audit Committee, Compliance Committee, and the full Board, the Board has established a telephone messaging system. All messages will be forwarded to Federated’s Chief Compliance Officer for review, who will prepare a summary of such communications for the non-management directors, the Audit Committee, the Compliance Committee, or the full Board as appropriate. Information concerning the use of the messaging system can be obtained on Federated’s website by first clicking on “About Us” and then “Corporate Governance.”

Nomination of Directors

Under the NYSE Rules, Federated is not required to have a nominating committee because it is considered a “controlled company” for purposes of these rules. In light of this fact, Federated believes that it is appropriate not to have a nominating committee and therefore does not have a nominating committee charter in reliance on the NYSE exemption. Federated’s current practice is for the Board as a whole to perform the functions of a nominating committee. The members of the Audit Committee, Messrs. Farrell, Kelly, and O’Connor currently satisfy the independence requirements of the NYSE Rules. As members of the Compensation Committee, Messrs. Murdy and Farrell are deemed to be outside directors for purposes of Section 162(m) of the Internal Revenue Code and non-employee directors as defined in Rule 16a-1(f) of the Exchange Act.

The Board does not currently consider director candidates recommended by shareholders, and does not have a formal policy with regard to consideration of director candidates by shareholders. Federated believes that it is appropriate not to have such a policy because of its status as a “controlled company” under the NYSE Rules.

The Board seeks candidates who possess the background, skills, experience, expertise, integrity, and degree of commitment necessary to make a significant contribution to the Board. In connection with its evaluation of a nominee, the Board takes into account all applicable laws, rules, regulations and listing standards and considers other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and its evaluation of other prospective nominees. Nominees for directorship are recommended to the Board by the Chief Executive Officer of Federated and other directors. An invitation to join the Board would be extended by the Chief Executive Officer of Federated and the Chairman of the Board.

Compensation of Directors

Members of the Board who are also employees of Federated do not receive cash compensation for their services as directors. In April of 2006, following a recommendation by the Compensation Committee, which was based upon an analysis of the duties and responsibilities of the Board, the time commitment required and a review of comparative information, the Board determined that members of the Board who are not employees shall receive (i) $50,000 per year, payable in quarterly installments; (ii) $1,500 per attendance at a Special Meeting of the Board; (iii) $5,000 per year for Board Committee Membership; (iv) $2,500 for Board Committee Chairmanship; (v) options to purchase 7,500 shares of Class B Common Stock upon initial election to the Board, which are subject to a three-year vesting schedule; and (vi) 3,000 options to purchase shares of Class B Common Stock annually, which vest immediately upon grant. According to the Stock Incentive Plan, all of the vested options granted to outside directors are immediately exercisable and may be exercised for a period of ten years from the date of the grant, provided that, in the event of the death or disability of the outside director, the options may only be exercised within twelve months after the death or disability and, in the event that the outside director’s service to Federated is terminated for any reason other than retirement, death or disability, the options may only be exercised for a period of thirty days after the date of such termination of services. Additionally, Federated pays the premiums for term life insurance contracts for each of Messrs. Farrell, Kelly, Murdy, and O’Connor which, in the aggregate, costs Federated approximately $100 annually.

Director Compensation Table

The following table sets forth compensation information for the fiscal year ended December 31, 2006 for Federated’s non-employee directors.

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Michael J. Farrell	67,750	0	23,790	0	0	—	91,540
James L. Murdy	60,250	0	23,790	0	0	—	84,040
Edward G. O’Connor	58,750	0	23,790	0	0	—	82,540
David M. Kelly	57,750	0	33,704	0	0	—	91,454

(1)	Each of the directors receives an annual retainer of $50,000 for their services. Additionally, directors receive $1,500 for their attendance at a special meeting, a $5,000 retainer for serving on a committee, and an additional $2,500 retainer for serving as a committee chairperson. The amounts in this column also reflect fees received for attending special meetings in 2005 that were paid in 2006 to Messrs. Farrell, Murdy, O’Connor and Kelly of $4,000, $4,000, $5,000 and $4,000, respectively.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), and thus include amounts from awards granted in and prior to 2006. With respect to each director, this amount reflects the grant date fair value of $23,790 for options granted to each in 2006. With respect to Mr. Kelly, this amount also reflects an additional $9,914 relating to options to purchase 7,500 shares of Federated Class B Common Stock, which were received on April 19, 2004, upon his initial election to the Board. These options are subject to a three-year vesting period that will be completed on April 19, 2007. As of December 31, 2006, each director has the following number of options outstanding: Michael J. Farrell:15,750, James L. Murdy:15,750, Edward G. O’Connor: 3,000, and David M. Kelly: 13,500. The assumptions made in calculating the dollar values of the expenses recognized and the grant date fair values are set forth in Notes 1(q) and 12(b) of Federated’s Financial Statements for the fiscal year ended December 31, 2006.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The investment management business is highly competitive and experienced professionals have significant career mobility. Our ability to attract, retain and properly motivate highly qualified professionals is a critical factor in maintaining our competitive position within the investment management industry and ensuring our future success. Accordingly, our compensation program is comprised of competitive levels of cash compensation together with equity and other components that are consistent with shareholder interests. Our compensation program is designed to reward outcomes related to a variety of factors including our revenues, earnings, earnings on a per share basis, and return on equity and payout ratio. Additional consideration is given to our investment and financial performance as measured against other similar companies within the investment management industry, and the performance of our stock. Federated’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers are referred to herein as the “Named Executive Officers.”

Allocation Among Compensation Components

As previously noted, each component of our compensation program is designed to be competitive within the investment management industry and to align the interests of our executive officers with those of our shareholders. The final determination on setting compensation for executive officers rests with the Compensation Committee acting pursuant to Section 162(m) of the Internal Revenue Code. The Compensation Committee takes a holistic approach to assessing and determining the components of each executive officer’s total compensation. The Compensation Committee’s role is discussed in more detail herein. Each component of compensation is reviewed independently each year, taking into consideration both company and individual results as well as comparative peer group information.

Benchmarking In 2006, we engaged Deloitte Consulting (“Deloitte”), a nationally recognized consulting firm with expertise in executive compensation practices and program design, to conduct a study of the compensation of executive officers at Federated and thirteen of our peers within the investment management industry. Our peer group selected for purposes of Deloitte’s study includes Affiliated Managers Group; Alliance Capital Management LP; AMVESCAP, Plc; Blackrock, Inc.; Calamos Asset Management, Inc.; Eaton Vance Corporation; Franklin Resources, Inc.; Janus Capital Group, Inc.; Nuveen Investments; Legg Mason, Inc.; Mellon Financial Corporation; T. Rowe Price Group, Inc.; and Waddell & Reed Financial, Inc. In selecting this peer group, we used the size criteria of approximately one-half to two times Federated in one or more of the following metrics: revenue, assets under management and market capitalization. The peer group data used for purposes of Deloitte’s study is generally gathered from publicly disclosed documents of those companies. Therefore, these results will typically only relate to the five most highly compensated executive officers of a given company. Information prepared by Deloitte was provided to the Compensation Committee to assist it in its efforts to determine appropriate levels of compensation.

Base Salary Base salaries are intended to form a competitive percentage of total cash compensation. Our objective in paying a base salary is to provide our executive officers with a level of assured cash compensation that is commensurate with their position, expertise and accomplishments. In establishing base salaries, the Compensation Committee considers performance assessments and recommendations provided by our Chief Executive Officer with respect to executive officers other than himself. The Compensation Committee also gives consideration to our financial results from the prior year as well as the base salaries paid for comparable positions by companies in our peer group.

Bonuses Bonuses paid under our Annual Incentive Plan are designed to reward executive officers for the successful attainment of annual results that are consistent with our long-term growth and development. Each year, the Compensation Committee establishes a performance threshold that must be met for a bonus pool to be created under the Annual Incentive Plan. In 2006, the Compensation Committee required that operating profits be achieved for a bonus pool to be established. For purposes of the Annual Incentive Plan goal, operating profits are defined as annual total revenues less distributions to minority interests and less total expenses (excluding amortization of intangibles, impairment losses and debt expenses) as reflected in Federated’s audited or unaudited financial statements (“Operating Profits”). For 2006, the bonus pool (the “Bonus Pool”) available for awards to be made under the Annual Incentive Plan was 7.5% of Operating Profits.

In determining awards for 2006 under the Annual Incentive Plan, the Compensation Committee considered a variety of factors including Operating Profits, revenues, earnings, earnings on a per share basis and return on equity and payout ratio. Also taken into consideration by the Compensation Committee was the performance of our stock, our investment and financial performance as measured against other similar companies within the investment management industry, and the performance assessment and recommendations made by our Chief Executive Officer with respect to executive officers other than himself. The Compensation Committee considers all of the aforementioned factors, but gives no specific weighting to any such factor. In 2006, consistent with past practice, the full amount of the Bonus Pool was not paid out to our executive officers. The Compensation Committee, in the exercise of its discretion under the Annual Incentive Plan, has historically reduced the amount of the bonus award from the maximum amount eligible to be attained by an executive officer, and did so for fiscal year 2006.

Equity Compensation Beginning in 2007, executive officers under the age of sixty-five who receive bonus awards under the Annual Incentive Plan receive eighty percent of such awards in cash, while twenty percent is received in the form of restricted stock (“Bonus Restricted Stock”) that vests in equal one-third amounts over a three year period. Beginning in 2007, executive officers aged sixty-five or older who receive bonus awards under the Annual Incentive Plan receive 100% of such awards in cash. In 2006, all executive officers who received bonus awards under the Annual Incentive Plan received eighty percent of such awards in cash, while twenty percent was received in the form of Bonus Restricted Stock. Bonus Restricted Stock is purchased at eighty-five percent of fair market value, which is based on the closing price of Federated Class B Common Stock on the NYSE on the date of purchase. We believe that the Bonus Restricted Stock portion of the award serves to further align the interests of executive officers with those of our shareholders.

The Compensation Committee also considers granting periodic restricted stock awards (“Periodic Restricted Stock”) to executive officers under our Stock Incentive Plan. In determining whether Periodic Restricted Stock awards are appropriate and, if so, the size of such an award, the Compensation Committee holistically considers any outstanding and unvested stock options and restricted stock the executive officer holds as well as the value of equity compensation as a component of total compensation. In making its decision, the Compensation Committee also considers factors such as the executive officer’s performance, changes in his or her responsibility, promotions and general industry practices. Periodic Restricted Stock awards generally vest over a ten-year period, which we believe serves to align the long-term interests of executive officers with those of our shareholders. The timing of Periodic Restricted Stock grants is driven solely by the Compensation Committee’s assessment of the need to compensate executive officers, not our stock price or the timing of any release of company information.

Federated does not currently award options to its executive officers (or its employees).

Retirement Plans Executive officers are eligible to participate in the Federated Investors, Inc. Profit Sharing/401(k) Plan (the “Plan”), which is made available to substantially all of our employees. Under the Plan, Federated makes a matching contribution in an amount equal to 100% of the first 2% that each participant defers and 50% of the next 4% of deferral contributions. Federated does not offer a defined benefit pension plan or any nonqualified deferred compensation plan.

Perquisites and Other Benefits Federated provides a limited number of perquisites and other benefits to our executive officers that are intended to encourage the health and wellness of our executive officers and to reduce the time and attention that they must spend on non-business issues.

Certain executive officers are eligible for reimbursement for the initiation fees and dues associated with membership in golf and/or social clubs that have a business purpose. Such memberships provide executive officers with an appropriate forum for entertaining clients and interacting with the community. Three executive officers are provided the use of a company car and seven executive officers are provided with on-site parking. Executive officers are permitted to use Federated’s corporate aircraft for a limited amount of personal use when the corporate aircraft is not being utilized for business purposes. Such personal use of the corporate aircraft must be pre-approved by the Chief Executive Officer or Chief Financial Officer. For security and efficiency reasons, the Chairman and Chief Executive Officer are required to use the corporate aircraft for business and personal use.

Executive officers are entitled to receive medical, life and disability coverage and other corporate benefits available to most of our employees. A grandfathered group of executive officers also receives supplemental executive medical coverage. Executive officers are also provided an annual executive physical.

Employment Agreements and Change-of-Control Agreements

Federated generally does not have employment agreements or change-of-control agreements with its executive officers. The only employment agreement we currently have in place with a Named Executive Officer is with John B. Fisher. On December 28, 1990, Mr. Fisher entered into an employment agreement (the “Employment Agreement”) with Federated Investors, a predecessor of Federated, in connection with his employment by Federated Investors as an officer and employee. The Employment Agreement is still in effect. Under the terms of the Employment Agreement, Mr. Fisher is subject to certain restrictions with regard to confidentiality and competition. Mr. Fisher is not permitted to disclose confidential information that he receives in the course of or as a result of his employment. Additionally, upon his termination, Mr. Fisher is prohibited from directly or indirectly competing with Federated for a period of two years. Furthermore, upon his termination, Mr. Fisher agrees not to directly or indirectly solicit employees of Federated to terminate their employment or contractual relations with Federated.

The only agreement we currently have in place with a Named Executive Officer that contains a change-of -control provision is the 2006 Restricted Stock Award Agreement entered into with Mr. John B. Fisher, President and Chief Executive Officer of Federated’s investment advisory subsidiaries, on April 4, 2006 under the Stock Incentive Plan pursuant to which Mr. Fisher was awarded 100,000 shares of Restricted Stock. Under the terms of the Agreement, the shares awarded vest over a ten-year period. In certain circumstances where there is a change- of-control (as described below) the vesting of the shares is accelerated. For this to occur, a combination of events must take place: (a) there must be a change in ownership of fifty-one percent or greater of the Class A Common Stock of Federated; and (b) one of the following must occur (i) Mr. Fisher is terminated other than “for cause” (as defined in the Agreement) by Federated or its successor during the six-month period before or the first two-year period following a change in ownership or (ii) a constructive termination (as defined in the Agreement) occurs prior to the occurrence of events which would permit a termination “for cause” during the first two-year period following a change of ownership. If this “double-trigger” provision is satisfied then any portion of the award not vested will fully vest. Assuming that the aforementioned events occurred on December 31, 2006, thereby satisfying the “double-trigger” provision, the shares of Restricted Stock awarded pursuant to the 2006 Restricted Stock Award Agreement would have become fully vested with an approximate value of $3,378,000, which would include the return of $300,000 Mr. Fisher paid for those shares. Such events, however, did not occur.

Board Process

The Compensation Committee receives input and recommendations from, and works collaboratively with, Federated’s Chief Executive Officer in analyzing information relating to company and individual performance. As discussed above, the Compensation Committee also considers a variety of factors when determining annual salary and awards of bonuses under the Annual Incentive Plan or awards of Periodic Restricted Stock under the Stock Incentive Plan. The Compensation Committee not only considers a variety of factors relating to company performance including Operating Profits, revenues, earnings per share and stock performance, but also considers industry compensation trends among companies in our peer group as provided in the study conducted by Deloitte. The Compensation Committee also reviews investment performance and financial performance on a comparative basis, as well as marketing and sales effectiveness. Although the Compensation Committee considers a number of different individual and corporate performance factors, no specific weighting is given to any such factor.

Summary Compensation Table

The following table sets forth compensation information for the fiscal year ended December 31, 2006 for Federated’s Named Executive Officers.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
J. Christopher Donahue President and Chief Executive Officer	2006	925,000	0	192,210	499,675	1,840,000	0	184,299	3,641,184
Thomas R. Donahue Chief Financial Officer	2006	760,000	0	141,776	406,346	1,120,000	0	98,682	2,526,804
John F. Donahue Chairman	2006	900,000	0	564,719	0	1,800,000	0	181,610	3,446,330
John B. Fisher President and Chief Executive Officer, Federated Advisory Companies (5)	2006	600,000	0	453,046	249,838	1,360,000	0	105,714	2,768,598
John W. McGonigle Vice Chairman, Executive Vice President, Chief Legal Officer and Secretary	2006	800,000	0	310,987	0	1,210,000	0	93,133	2,414,120

(1)	The amounts in this column reflect the gross pre-forfeiture-assumption compensation cost for restricted stock awards recognized by us for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R). The assumptions made in calculating the dollar values of the compensation cost recognized by us are set forth in Note 1(q) of Federated’s Financial Statements for the fiscal year ended December 31, 2006.

(2)	The amounts in this column reflect the gross pre-forfeiture-assumption compensation cost for option awards recognized by us for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R). These amounts reflect option awards made prior to 2006 as no option awards were made to any Named Executive Officer during 2006.

(3)	With respect to Messrs. J. Christopher Donahue, Thomas R. Donahue and Fisher, the amounts in this column reflect eighty percent of the bonus each received in 2007 under the Annual Incentive Plan for fiscal year 2006. The remaining twenty percent was received in 2007 in the form of Bonus Restricted Stock. With respect to Messrs. John F. Donahue and McGonigle, the amounts in this column reflect 100% of the bonus each received in 2007 under the Annual Incentive Plan for fiscal year 2006.

The dollar value of each of Messrs. J. Christopher Donahue, Thomas R. Donahue and Fisher’s bonus allocated to the purchase of Bonus Restricted Stock in 2007 was $460,000, $280,000, and $340,000, respectively. The Bonus Restricted Stock is purchased at eighty-five percent of fair market value and has a three-year vesting period.

(4)	With respect to Mr. J. Christopher Donahue, this amount includes matching contributions under Federated’s 401(k) Plan, dividends received on restricted stock, company provided parking, an annual executive physical and spousal travel costs. In addition, Federated paid premiums for life, accidental death and long-term disability insurance. It also includes medical insurance premiums and club dues of $55,525 and $29,890, respectively. In addition, $62,730 of this amount reflects the aggregate incremental cost to Federated of personal use of the corporate aircraft. The aggregate incremental cost to Federated is determined on a per flight basis and includes the cost of fuel, landing and storage fees, crew-related expenses and other miscellaneous variable costs.

With respect to Mr. Thomas R. Donahue, this amount includes matching contributions under Federated’s 401(k) Plan, dividends received on restricted stock, company provided parking, club dues, use of the corporate aircraft and spousal travel costs. In addition, Federated paid the premiums for long-term disability insurance. It also includes life and accidental death premiums and medical insurance premiums of $10,716 and $55,525, respectively.

With respect to Mr. John F. Donahue, this amount includes matching contributions under Federated’s 401(k) Plan, dividends received on restricted stock, company provided parking, club dues and spousal travel costs. In addition, Federated paid premiums for life, accidental death and long-term disability insurance. It also includes medical insurance premiums and use of a company car of $40,767 and $17,066, respectively. The aggregate incremental cost to Federated of the company car primarily includes depreciation of a company-owned vehicle and insurance. In addition, $76,711 of this amount reflects the aggregate incremental cost to Federated of personal use of the corporate aircraft. The aggregate incremental cost to Federated is determined on a per flight basis and includes the cost of fuel, landing and storage fees, crew-related expenses and other miscellaneous variable costs.

With respect to Mr. Fisher, this amount includes matching contributions under Federated’s 401(k) Plan, company provided parking, an annual executive physical and use of the corporate aircraft. In addition, Federated paid a portion of the premiums for medical, life and accidental death and long-term disability insurance. It also includes use of a company car and dividends received on restricted stock of $15,894 and $63,382, respectively. The aggregate incremental cost to Federated of the company car primarily includes lease payments and insurance.

With respect to Mr. McGonigle, this amount includes matching contributions under Federated’s 401(k) Plan, dividends received on restricted stock, company provided parking, an annual executive physical, and spousal travel costs. In addition, Federated paid the premiums for long-term disability insurance. It also includes life and accidental death premiums, medical insurance premiums and club dues of $14,025, $40,767 and $17,417, respectively.

(5)	As of March 1, 2007, Federated Advisory Companies include the following subsidiaries of Federated: Federated Advisory Services Company, Federated Equity Management Company of Pennsylvania, Federated Global Investment Management Corp., Passport Research Limited, Federated Investment Counseling, Federated Investment Management Company and Federated MDTA LLC.

Grants of Plan Based Awards

The following table sets forth information concerning cash bonuses and restricted stock awards earned by the Named Executive Officers during the fiscal year ended December 31, 2006.

GRANTS OF PLAN-BASED AWARDS

		Estimated possible payouts under Non-equity incentive plan awards			Estimated future payouts under Equity incentive plan awards
Name	Grant Date	Threshold ($)	Target ($) (1)	Maximum ($)	Threshold (#)	Target (#) (2)	Maximum (#)	All other stock awards: number of shares of stock or units (#) (3)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
J. Christopher Donahue President and Chief Executive Officer	3/3/06	—	1,840,000	—	—	—	—	10,956	—	—	423,559
Thomas R. Donahue Chief Financial Officer	3/3/06	—	1,120,000	—	—	—	—	6,701	—	—	259,061
John F. Donahue Chairman	3/3/06	—	1,800,000	—	—	—	—	10,956	—	—	423,559
John B. Fisher President and Chief Executive Offiicer,Federated Advisory Companies	3/3/06 4/4/06	—	1,360,000	—	—	100,000	—	8,521	—	—	329,422 3,617,000
John W. McGonigle Vice Chairman, Executive Vice	3/3/06	—	1,210,000	—	—		—	6,391	—	—	247,076
President, Chief Legal Officer and Secretary

(1)	With respect to Messrs. J. Christopher Donahue, Thomas R. Donahue and Fisher, the amounts in this column reflect eighty percent of the bonus each received in 2007 under the Annual Incentive Plan for fiscal year 2006. The remaining twenty percent was received in 2007 in the form of Bonus Restricted Stock. With respect to Messrs. John F. Donahue and McGonigle, the amounts in this column reflect 100% of the bonus each received in 2007 under the Annual Incentive Plan for fiscal year 2006.

(2)

On April 4, 2006 Mr. Fisher received an award of 100,000 shares of Periodic Restricted Stock under the Stock Incentive Plan in connection with his change in responsibilities from President of Federated Investment Counseling to President and Chief Executive Officer of Federated’s investment advisory subsidiaries. Under the terms of a 2006 Restricted Stock Award Agreement by and between Federated and Mr. Fisher, these shares are subject to forfeiture should a certain performance measurement not be attained. In order to satisfy the performance measurement, with respect to the nine-month period ending December 31, 2006, or the calendar year ending December 31, 2007, Federated must have positive Operating Profits. Federated had positive Operating Profits for the nine-month period ended December 31, 2006 thereby satisfying the requirement. The shares of Periodic Restricted Stock awarded to Mr. Fisher are subject to a ten-year vesting period.

(3)	The amounts reflected in this column represent Bonus Restricted Stock received in 2006 with the allocated portion of the 2005 bonus under the Annual Incentive Plan.

(4)	The calculation methodology for the valuation of Periodic Restricted Stock and Bonus Restricted Stock awards is set forth in Note 1(q) of Federated’s Financial Statements for the fiscal year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning stock options and unvested restricted stock awards held by the Named Executive Officers as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
J. Christopher Donahue President and Chief Executive Officer (2)	46,200 47,700 31,500 36,740 56,721	100,000 100,000 100,000 100,000 100,000		11.75 13.2083 24.875 27.50 30.00 32.50 35.00 29.8125 31.00 25.35	1/25/2009 1/24/2010 6/30/2011 6/30/2011 6/30/2011 6/30/2011 6/30/2011 1/23/2011 1/15/2012 12/18/2012	16,052	542,237
Thomas R. Donahue Chief Financial Officer (3)	90,000 30,300 35,400 25,820 30,620 42,541	80,000 80,000 80,000 80,000 80,000		4.00 11.75 13.2083 24.875 27.50 30.00 32.50 35.00 29.8125 31.00 25.35	6/30/2007 1/25/2009 1/24/2010 6/30/2011 6/30/2011 6/30/2011 6/30/2011 6/30/2011 1/23/2011 1/15/2012 12/18/2012	11,475	387,626
John F. Donahue Chairman (4)						20,610	696,206
John B. Fisher President and Chief Executive Officer, Federated Advisory Companies (5)	23,100 22,200 9,440 15,780 28,360	50,000 50,000 50,000 50,000 50,000		11.75 13.2083 24.875 27.50 30.00 32.50 35.00 29.8125 31.00 25.35	1/25/2009 1/24/2010 6/30/2011 6/30/2011 6/30/2011 6/30/2011 6/30/2011 1/23/2011 1/15/2012 12/18/2012	114,770	3,876,931
John W. McGonigle Vice Chairman, Executive Vice President, Chief Legal Officer and Secretary (6)	22,200 17,700 9,440 7,420 9,453			11.75 13.2083 29.8125 31.00 25.35	1/25/2009 1/24/2010 1/23/2011 1/15/2012 12/18/2012	10,763	363,574

(1)	The amounts in this column reflect a December 29, 2006 closing price of $33.78 for Class B Common Stock on the New York Stock Exchange.

(2)	Unexercisable Option and Stock awards for Mr. J. Christopher Donahue and the dates they vest and become exercisable or released, respectively are as follows: Options: 25,000 options vest each at June 30, 2007, 2008 and 2009; 275,000 options vest at June 30, 2010; and 150,000 options are vested as of December 31, 2006; however, all of the aforementioned 500,000 options are unexercisable until July 1, 2010. Regarding Stock, all awards are released on the following vesting dates: 6,200 shares at March 5, 2007; 3,652 shares at March 3, 2008; 2,548 shares at March 4, 2008; and 3,652 shares at March 3, 2009.

(3)	Unexercisable Option and Stock awards for Mr. Thomas R. Donahue and the dates they vest and become exercisable or released, respectively are as follows: Options: 20,000 options vest each at June 30, 2007, 2008 and 2009; 220,000 options vest at June 30, 2010; and 120,000 options are vested as of December 31, 2006; however, all of the aforementioned 400,000 options are unexercisable until July 1, 2010. Regarding Stock, all awards are released on the following vesting dates: 4,620 shares at March 5, 2007; 2,235 shares at March 3, 2008; 2,387 shares at March 4, 2008; and 2,233 shares at March 3, 2009.

(4)	Stock awards for Mr. John F. Donahue are released on the following vesting dates: 8,479 shares at March 5, 2007; 3,652 shares at March 3, 2008; 4,827 shares at March 4, 2008; and 3,652 shares at March 3, 2009.

(5)	Unexercisable Option and Stock awards for Mr. John B. Fisher and the dates they vest and become exercisable or released, respectively are as follows: Options: 12,500 options vest each at June 30, 2007, 2008 and 2009; 137,500 options vest at June 30, 2010; and 75,000 options are vested as of December 31, 2006; however, all of the aforementioned 250,000 options are unexercisable until July 1, 2010. Stock: 5,965 shares vest and are released at March 5, 2007; 2,841 shares vest and are released at March 3, 2008; 3,124 shares vest and are released at March 4, 2008; and 2,840 shares vest and are released at March 3, 2009. Regarding Mr. Fisher’s remaining 100,000 shares of Stock awards the vesting dates are as follows: 5,000 shares each at March 27, 2007, 2008, 2009, 2012, 2013, 2014, 2015; 5,000 shares at March 26, 2010 and 30,000 shares each at March 25, 2011 and 2016. The amounts and dates on which these 100,000 shares will be released are 50,000 shares on March 25, 2011 and 50,000 shares on March 25, 2016.

(6)	Stock awards for Mr. John W. McGonigle are released on the following vesting dates: 4,316 shares at March 5, 2007; 2,131 shares at March 3, 2008; 2,186 shares at March 4, 2008; and 2,130 shares at March 3, 2009.

Option Exercises and Stock Vested

The following table sets forth information concerning restricted stock held by the Named Executive Officers that vested during the fiscal year ended December 31, 2006. None of the Named Executive Officers exercised any stock options during the fiscal year ended December 31, 2006.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
J. Christopher Donahue President and Chief Executive Officer	—	—	2,547	97,983
Thomas R. Donahue Chief Financial Officer	—	—	2,386	91,789
John F. Donahue Chairman	—	—	4,826	185,656
John B. Fisher President and Chief Executive Officer, Federated Advisory Companies	—	—	3,123	120,142
John W. McGonigle Vice Chairman, Executive Vice President, Chief Legal Officer and Secretary	—	—	2,185	84,057

(1)	These amounts reflect values determined using the closing price of $38.47 for Class B Common Stock on the New York Stock Exchange on March 6, 2006, which was the date of vesting.

Transactions with Related Persons

Pursuant to a Service Agreement between the Beechwood Company (“Beechwood”) and Federated Shareholder Services Company (“FSSC”), a subsidiary of Federated, as agent for certain Federated Funds (the “Funds”), Beechwood provides customary shareholder services to its customers that are shareholders of the Funds. In return, Beechwood receives service fees from the Funds that are paid by FSSC as agent for the Funds. During the fiscal year ended December 31, 2006, Beechwood received $451,865 from the Funds for its services. Each of Messrs. J. Christopher Donahue and Thomas R. Donahue, together with their spouses, owns a 5.3% interest in Beechwood. The remaining ownership in Beechwood is held by the siblings of Messrs. J. Christopher Donahue and Thomas R. Donahue, together with their spouses, and the following corporate entities that are wholly owned, or in the case of Beechmax, Inc. majority owned, by the John F. and Rhodora J. Donahue Joint Revocable Trust (the “Revocable Trust”): Oyster Bay Properties, Inc., AWOL, Inc., and Beechmax, Inc. The Revocable Trust, for which John F. Donahue and his spouse serve as trustees, also has a direct ownership interest in Beechwood.

During 2006, Mr. Richard B. Fisher, father of Mr. John B. Fisher, Vice President, was employed by Federated as Vice Chairman. Mr. Richard B. Fisher was provided a salary of $720,000 for his services throughout the year.

Conflict of Interest Policies and Procedures

Federated maintains a Code of Business Conduct and Ethics (the “Code”). The Code applies to each director, officer and employee of Federated (each a “Covered Person”). The Code specifically addresses a variety of conflicts of interest. The Code also sets forth guidance for Covered Persons with regard to general conflict of interest scenarios where an individual’s private interests interfere in any way with the interests of Federated as a whole. Federated relies on the integrity and undivided loyalty of Covered Persons to maintain the highest level of objectivity in performing their duties.

Covered Persons are expected to avoid any situation in which personal interests conflict, or have the appearance of conflicting, with those of Federated. Covered Persons are responsible for avoiding any misconduct or perceived conflicts of interest. Accordingly, employees are expected to use prudent behavior and discretion in all transactions and relationships and are required to make prompt and complete disclosure of any possible or probable conflict of interest to their direct supervisor or manager, human resources, or the Compliance Committee, as defined hereinafter. Non-employee directors are also expected to make appropriate disclosures to the Board and to take appropriate steps to recuse themselves from Board decisions with respect to transactions or other matters involving Federated as to which they are interested parties or with respect to which a real or apparent conflict of interest exists. As a general rule, Covered Persons should never receive a payment or anything of value in exchange for a decision involving Federated’s business, with limited exceptions for token gifts of nominal value. Additionally, Covered Persons generally may not have any direct or indirect financial interest in, or any business relationship with, a person or entity that does business with Federated or is a competitor of Federated. This policy does not apply to an arms-length purchase of goods or services for personal or family use or to the ownership of less than five percent of the shares of a publicly traded company. Furthermore, Covered Persons should not engage in outside jobs or activities that compete with Federated in any way. Any employee who is invited to join the board of directors of another organization must obtain the approval of the Compliance Committee. The Code requires Directors who are invited to serve on other boards to promptly notify Federated’s Chief Executive Officer and Chairman.

The Code is administered by an Internal Compliance Committee (the “Compliance Committee”), which consists of Federated’s General Counsel, Chief Compliance Officer, Chief Risk Officer and Chief Audit Executive. As previously discussed, the Code requires Covered Persons to disclose to the Compliance Committee any personal activities or financial interests that could negatively influence, or give the appearance of negatively influencing, their judgment or decisions. The Compliance Committee then determines if there is a conflict and, if so, how to resolve it without compromising the interests of Federated, the Federated Funds or other accounts, as applicable. When necessary, the Compliance Committee will bring matters to the Chief Legal Officer, senior staff or the Board for final resolution.

A copy of the Code is available at FederatedInvestors.com by first clicking on “About Us” and then “Corporate Governance.”

SECURITY OWNERSHIP

Class A Common Stock

The following table sets forth certain information regarding beneficial ownership of Federated’s Class A Common Stock by each person who is known by Federated to own beneficially more than five percent of the outstanding shares of Class A Common Stock as of March 1, 2007.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Voting Shares Irrevocable Trust dated May 31, 1989	9,000	100.0%
c/o The Beechwood Company Suite 850 1001 Liberty Avenue Pittsburgh, Pennsylvania 15222-3716

All of the outstanding shares of Class A Common Stock are held by the Voting Trust, the trustees of which are Mr. John F. Donahue, his wife, and his son, Mr. J. Christopher Donahue, for the benefit of members of the family of John F. Donahue. Under the terms of the Voting Trust, the trustees are authorized to vote shares held by the Voting Trust and the trustees additionally may sell, transfer, or otherwise dispose of shares owned by the Voting Trust. The entire voting power of Federated is vested in the holder of the outstanding shares of Class A Common Stock, except as otherwise provided in the Restated Articles of Incorporation of Federated or as required by applicable law.

Class B Common Stock

The following table sets forth certain information regarding beneficial ownership of Federated’s Class B Common Stock as of March 1, 2007 by (i) each of the current Directors of Federated, (ii) Named Executive Officers of Federated, and (iii) all Executive Officers and current Directors of Federated as a group.

Name	Shares Beneficially Owned (1)(2)	Percent of Class
J. Christopher Donahue (3)	6,570,483	6.4%
John W. McGonigle (4)	4,076,445	3.9%
Thomas R. Donahue (5)	2,427,956	2.4%
John F. Donahue (6)	2,189,179	2.1%
John B. Fisher (7)	358,035	*
Michael J. Farrell (8)	45,750	*
James L. Murdy (9)	24,100	*
David M. Kelly (10)	14,100	*
Edward G. O’Connor (11)	9,150	*
All Executive Officers and current Directors as a Group (13 persons)	15,896,896	15.37%

*	Less than 1%.

(1)	Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Unless stated below, each such person has sole voting and investment power with respect to all such shares.

(2)	Does not include 475,845 shares of Class B Common Stock allocated to the accounts of directors and executive officers who are participants in the 401(k)/ Profit Sharing Plan.

(3)

Includes 43,066 shares owned by Mrs. J. Christopher Donahue; 639,026 shares for which Mr. J. Christopher Donahue has the power to sell, transfer or otherwise dispose under powers of attorney (Mr. J. Christopher Donahue disclaims beneficial ownership of all of the 639,026 shares for which he has powers of attorney); 632,899 shares for which Mr. J. Christopher Donahue is a custodian of shares under the Uniform Transfer for Minors Act (Mr. J. Christopher Donahue disclaims beneficial ownership of all of the 632,899 shares for which he acts as custodian); 302,443 shares owned by the Beechwood Company, L.P. of which Beechmax, Inc. is the general partner, Mr. J. Christopher Donahue is a shareholder of Beechmax, Inc. (Mr. J. Christopher Donahue disclaims beneficial ownership of approximately 91,744 shares owned by the Beechwood Company, L.P.); 152,976 shares owned by Comax Partners Limited Partnership, a limited partnership of which Beechmax, Inc. is general partner, Mr. J. Christopher Donahue is a shareholder of Beechmax, Inc. (Mr. J. Christopher Donahue disclaims beneficial ownership of approximately 135,163 shares owned by Comax Partners Limited Partnership), as of March 1, 2007, approximately three-quarters of the shares owned by Comax Partners Limited Partnership were pledged as collateral to secure a line of credit. Therefore, on a pro-rata basis, approximately three-quarters of the shares attributable to Mr. J. Christopher Donahue are pledged as collateral; 977,346 shares owned by Mr. J. Christopher Donahue’s children sharing his household (Mr. J. Christopher Donahue disclaims beneficial ownership of all of the 977,346 shares owned by children sharing his household); and 218,861 stock options which are currently exercisable.

(4)	Includes 3,997,284 shares owned by Fairview Partners, L.P., a limited partnership of which 713 Investment Corporation is the sole general partner (Mr. McGonigle disclaims beneficial ownership of approximately 2,038,615 shares owned by Fairview Partners, L.P.); 6,391 shares owned by 713 Investment Company, L.P. and 46,760 currently exercisable stock options held by 713 Investment Company, L.P., a limited partnership of which 713 Investment Corporation is the sole general partner; Mr. McGonigle and his wife are shareholders of 713 Investment Corporation (Mr. McGonigle disclaims beneficial ownership of approximately 3,259 shares and approximately 23,848 currently exercisable options owned by 713 Investment Company, L.P); and 19,453 currently exercisable stock options held in a trust for the benefit of certain descendants.

(5)	Includes 2,919 shares owned by Mrs. Thomas R. Donahue; 153,749 shares for which Mr. Thomas R. Donahue is a custodian of shares under the Uniform Transfer for Minors Act (Mr. Thomas R. Donahue disclaims beneficial ownership of all of the 153,749 shares for which he acts as custodian); 805,550 shares owned by Maxfund Partners, L.P., a limited partnership of which Maxfund, Inc. is the general partner; Mr. Thomas R. Donahue is a shareholder of Maxfund, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 644,440 shares owned by the Maxfund Partners, L.P.); Mr. Thomas R. Donahue is a shareholder of Maxfund, Inc.; 302,443 shares owned by the Beechwood Company, L.P. of which Beechmax, Inc. is the general partner; Mr. Thomas R. Donahue is a shareholder of Beechmax, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 91,744 shares owned by the Beechwood Company, L.P.); 152,976 shares owned by Comax Partners Limited Partnership, a limited partnership of which Beechmax, Inc. is general partner; Mr. Thomas R. Donahue is a shareholder of Beechmax, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 120,918 shares owned by Comax Partners Limited Partnership), as of March 1, 2007, approximately three-quarters of the shares owned by Comax Partners Limited Partnership were pledged as collateral to secure a line of credit. Therefore, on a pro-rata basis, approximately three-quarters of the shares attributable to Mr. Thomas R. Donahue are pledged as collateral; 269,270 shares owned by Mr. Thomas R. Donahue’s children sharing his household (Mr. Thomas R. Donahue disclaims beneficial ownership of all of the 269,270 shares owned by children sharing his household); and includes 254,681 stock options which are currently exercisable.

(6)	Includes 6,269 shares owned by Shamrock Properties, Inc., a corporation of which Mr. John F. Donahue is the sole shareholder; 298,000 shares owned by Richmond Farms LLC, a Pennsylvania limited liability company, of which Mr. John F. Donahue has controlling interest (Mr. John F. Donahue disclaims beneficial ownership of substantially all of the 298,000 shares owned by Richmond Farms LLC); 1,813,620 shares owned by Bay Road Partners, a limited partnership, of which AWOL, Inc. is the general partner; 7,033 shares owned by AWOL, Inc.; Mr. John F. Donahue is a shareholder of AWOL, Inc.; and 38,821 shares owned by Comax Land Company of Florida.

(7)	Includes 17,500 shares held by Rosewood Limited Partnership, a limited partnership of which Mr. Fisher is a general partner; and includes 98,880 stock options which are currently exercisable.

(8)	Includes 15,750 stock options which are currently exercisable.

(9)	Includes 15,750 stock options which are currently exercisable.

(10)	Includes 11,250 stock options which are currently exercisable and 2,250 stock options that will become exercisable on April 19, 2007.

(11)	Includes 3,000 stock options which are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, Federated’s directors, its executive officers and any persons beneficially owning more than ten percent of Federated’s Class A Common Stock and Class B Common Stock are required to report their ownership of Federated’s Class A and Class B Common Stock and any changes in that ownership to the SEC and to the NYSE. Specific due dates for these reports have been established and Federated is required to report in this Information Statement any failure to file by these dates. All of these filing requirements were satisfied with the following exceptions: filings reporting the grant of 100,000 shares of restricted stock to John B. Fisher and grants of 50,000 and 411 shares of restricted stock to Thomas E. Territ were not filed on time and were reported by each person on their respective year-end Form 5. In making these statements, Federated has relied on copies of the reports that its officers, directors and beneficial owners of more than ten percent of Federated’s Class A or Class B Common Stock have filed with the SEC.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as the independent registered public accounting firm for 2006 and continues to serve as the independent registered public accounting firm for Federated. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following fees are for services rendered by the independent registered public accounting firm for the audit of Federated’s financial statements for the fiscal year ended December 31, 2006, the review of the financial statements in Federated’s Forms 10-Q for the fiscal year 2006, and other billings for services rendered to Federated:

	2006	2005
Audit Fees:	$1,208,675	$1,040,371
Audit-Related Fees:	$517,547	$102,418
Fees for audit-related services include audits of the employee benefit plan and other attest services.
Tax Fees:	$84,536	$53,576
Fees for tax services include tax compliance, tax advice and tax planning.
All Other Fees:	$175,588	$120,559

Fees for other services include audits of new Federated-sponsored mutual fund products (“Funds”), Fund audit or tax assistance overages, SEC filings required for certain Fund mergers and disclosure controls review for certain Funds.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy for pre-approval of audit, audit-related, tax and other services, classified as All Other Services, to be performed by Federated’s independent auditor. The policy was adopted in order to ensure that the provision of these services does not impair the auditor’s independence. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The term of the general pre-approval is twelve months from the date of pre-approval, unless specifically provided otherwise. The Audit Committee will waive the pre-approval requirement for services (other than audit, review or attest services) if (i) the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by Federated to its auditor during the fiscal year in which the services are provided; (ii) such services were not recognized by Federated at the time of engagement of the auditor to be non-audit services; and (iii) if such services are promptly brought to the attention of the Audit Committee (or its delegate) and approved prior to the completion of the audit. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman reports any pre-approval decisions to the Audit Committee at its scheduled meetings.

The Audit Committee pre-approves annual budgets for Audit, Audit-related Services, Tax Services, and All Other Services to be provided. Any proposed services exceeding pre-approved budget levels will require specific pre-approval by the Audit Committee.

APPROVAL OF A REVISION TO THE ANNUAL INCENTIVE PLAN

TO LIMIT BONUSES PAID OUT UNDER THE PLAN TO A MAXIMUM

DOLLAR AMOUNT PER PARTICIPANT

Federated wishes to amend the Annual Incentive Plan. Currently, the Annual Incentive Plan allows the Compensation Committee to establish certain performance thresholds which, if met, result in the creation of a bonus pool equal to 7.5% of Federated’s Operating Profits (as such term is defined in the Annual Incentive Plan and previously herein). Participants (as such term is defined in the Annual Incentive Plan) may not receive a bonus that exceeds a specified percentage of the pool, such percentage being established by the Compensation Committee during the first seventy-five days of the fiscal year. Federated is proposing to eliminate this bonus pool concept and to replace it with a maximum cash bonus per Participant concept. Under the proposed revisions, each executive officer participating in the Annual Incentive Plan would be eligible for a maximum performance bonus of a dollar amount specified by the Compensation Committee. The maximum performance bonus that can be awarded by the Compensation Committee to a Participant for any performance period cannot exceed $6,000,000. In addition the proposed amendment would expressly allow the Compensation Committee to modify, amend or terminate any or all of the provisions of the Annual Incentive Plan to the extent necessary to conform the provisions of the Annual Incentive Plan with Section 409A or Section 162(m) of the Internal Revenue Code or the regulations promulgated thereunder. Federated believes this approach will ensure greater compliance with Section 162(m) of the Internal Revenue Code, and will provide management with greater financial flexibility in awarding bonuses and greater ability to attract new talent if needed. As executive officers, including executive officers who may also be directors, are expected to receive bonuses under the Annual Incentive Plan, such persons may be deemed to have a direct or indirect interest in this matter.

SUMMARY OF THE PLAN

The following summary of the Annual Incentive Plan is qualified in its entirety by reference to the complete text of the Annual Incentive Plan, a copy of which is provided herein on pages 33 to 38.

Purpose

The purpose of the Annual Incentive Plan is to advance the success of Federated and to thereby increase shareholder value by promoting the attainment of significant business objectives by Federated and basing a portion of the annual compensation of selected executive officers on the attainment of such objectives.

Administration

The Annual Incentive Plan is administered by the Compensation Committee. Subject to the terms of the Annual Incentive Plan, the Compensation Committee, among other things, has full authority and discretion to determine eligibility for participation in the Annual Incentive Plan, make awards under the Annual Incentive Plan, establish the terms and conditions of such awards, and determine whether certain goals and measures for any award have been achieved. The Compensation Committee’s determinations under the Annual Incentive Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Compensation Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable.

Eligibility and Participation

Participation in the Annual Incentive Plan is limited to executive officers (who may also be members of the Board of Directors) who are determined by the Compensation Committee to be eligible for participation in the Annual Incentive Plan. Unless otherwise determined by the Compensation Committee, the Chairman of the Board, the Chief Executive Officer, and any executive officer who is a member of the Board of Directors or is designated as a member of the Chief Executive Officer’s senior staff are eligible to participate in the Annual Incentive Plan.

Granting of Awards

The Compensation Committee may, in its discretion, from time to time make awards to Participants based upon such methods as may be established by the Compensation Committee. With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code, the Compensation Committee conditions each award upon Federated’s achievement of one or more performance goals with respect to one or more performance measures established by the Compensation Committee. For purposes of the Annual Incentive Plan, “Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Compensation Committee, applied to either Federated as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee: (i) revenues; (ii) operating income; (iii) net income; (iv) earnings per share; (v) operating expenses; (vi) assets under management; (vii) product sales or market share; (viii) the performance of the Common Stock; (ix) the investment performance of Federated products; (x) Operating Profits; (xi) identification of business opportunities; and (xii) product completion; and (xiii) completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

Certification and Payment of Awards

Prior to any payment being made under the Annual Incentive Plan, the Compensation Committee certifies in writing the achievement of the applicable performance goals and any other material terms relating to the award.

The Compensation Committee, in its sole discretion, may reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within Federated’s industry; (iii) Federated’s financial results and conditions; or (iv) such other factors or conditions that the Compensation Committee deems relevant. In distributing awards made under the Annual Incentive Plan, the Compensation Committee has discretion as to how awards are paid. The Compensation Committee may pay the awards out in cash, which may be in installments, or may pay all or a portion of the award in stock-based compensation. Additionally, the Compensation Committee may also permit a Participant to elect to receive, in lieu of receiving cash, all or a portion of the award in stock-based compensation.

Maximum Amount Available for Awards

The maximum amount of an award that may be earned by a Participant under the Annual Incentive Plan for any performance period may not exceed $6,000,000. For fiscal years ending prior to 2007, awards to Participants were limited in the following manner. If Federated achieved Operating Profits, a bonus pool was created which was comprised of 7.5% of Operating Profits. The maximum amount payable to the Chief Executive Officer was twenty-four percent of the bonus pool, and the maximum amount payable to any other Participant was nineteen percent of the bonus pool. For fiscal years 2007 and beyond, if approved by shareholders, the Annual Incentive Plan will no longer provide for the creation of a defined bonus pool but will instead limit bonuses on a person by person basis as described above.

Termination of Employment

Unless otherwise determined by the Compensation Committee, Participants who have terminated their employment with Federated prior to the actual payment of an award for any reason, shall forfeit any and all rights to payment under any awards then outstanding under the terms of the Annual Incentive Plan.

Non-Transferability

A Participant’s rights under the Annual Incentive Plan, including the right to amounts payable, may not be assigned, pledged or otherwise transferred except in the event of a Participant’s death, in which case it may be transferred to the Participant’s designated beneficiary or, in the absence of such a designator, by will or by the laws of descent and distribution.

Other Compensation Plans

Nothing contained in the Annual Incentive Plan shall prevent Federated from adopting other or additional compensation arrangements for employees of Federated, including arrangements that are not intended to comply with Section 162(m) of the Internal Revenue Code.

Amendment and Termination

The Board of Directors may modify, amend, or terminate the Annual Incentive Plan at any time—provided, however, that no such modification, amendment or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Compensation Committee to be due and owing to the Participant under the Annual Incentive Plan but not yet paid.

Notwithstanding the foregoing or any provision of the Annual Incentive Plan to the contrary, the Compensation Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Annual Incentive Plan to the extent necessary to conform the provisions of the Annual Incentive Plan with Section 409A or Section 162(m) of the Internal Revenue Code or the regulations promulgated thereunder regardless of whether such modification, amendment, or termination of the Annual Incentive Plan shall adversely affect the rights of a Participant under the Annual Incentive Plan. Prior to the most recent amendment approved by the Board on January 25, 2007, the Board did not have the express authority to modify, amend or terminate any or all of the provisions of the Annual Incentive Plan to the extent necessary to conform the provisions of the Annual Incentive Plan with Section 409A or Section 162(m) of the Internal Revenue Code or the regulations promulgated thereunder.

EXHIBIT A

FEDERATED INVESTORS, INC.

ANNUAL INCENTIVE PLAN

Approved by Shareholders April 24, 2002

Amended as of May 13, 2002

Amended as of July 23, 2002

Amended as of February 5, 2004

Amended as of January 25, 2007

ARTICLE 1- GENERAL PROVISIONS

1.1	Purpose

The purpose of the Federated Investors, Inc. Annual Incentive Plan (the “Plan”) is to advance the success of Federated Investors, Inc. and to thereby increase shareholder value by promoting the attainment of significant business objectives by the Company and basing a portion of the annual compensation of selected officers on the attainment of such objectives. The Plan is designed to: (i) further align the interests of Participants with the interests of the Company’s shareholders, (ii) reward Participants for creating shareholder value as measured by objectively determinable performance goals, and (iii) assist in the attraction and retention of employees vital to the Company’s long-term success.

1.2	Definitions

For the purpose of the Plan, the following terms shall have the meanings indicated:

(a)	“Board” means the Board of Directors of the Company.

(b)	“Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

(c)	“Company,” means Federated Investors, Inc. and solely for purposes of determining (i) eligibility for participation in the Plan, (ii) employment, and (iii) the calculation of any Performance Goal or establishment of any Performance Measure, any subsidiary entity or affiliate thereof, including subsidiaries or affiliates which become such after adoption of the Plan. For purposes of this Plan, the term “Company” shall also include any successor to Federated Investors, Inc.

(d)	“Committee” means the Compensation Committee of the Board, or such other committee as is appointed or designated by the Board to administer the Plan, in each case which shall be comprised solely of two or more “outside directors” (as defined under Section 162(m) of the Code and the regulations promulgated thereunder).

(e)	“Common Stock” means the Company’s Class B Common Stock, no par value per share.

(f)

“Fair Market Value” means, on any date, the closing sale price of one share of Common Stock, as reported on the New York Stock Exchange or any national securities exchange on which the Common Stock is then listed or on the NASDAQ Stock Market’s National Market (“NNM”) if the Common Stock is then quoted thereon, as published in the Wall Street Journal or another newspaper of general circulation, as of such date or, if there were no sales reported as of such date, as of the last date preceding such date as of which a sale was reported. In the event that the Common Stock is not listed for trading on a national securities exchange or authorized for quotation on NNM, Fair Market Value shall be the closing bid price as reported by the NASDAQ Stock Market or The NASDAQ SmallCap Market (if applicable), or if no such prices shall have been so reported for such date, on the next preceding date for which such prices were so reported. In the event that the Common Stock is not listed on the New York

Stock Exchange, a national securities exchange or NNM, and is not listed for quotation on The NASDAQ Stock Market or The NASDAQ SmallCap Market, Fair Market Value shall be determined in good faith by the Committee in its sole discretion, and for this purpose the Committee shall be entitled to rely on the opinion of a qualified appraisal firm with respect to such Fair Market Value, but the Committee shall in no event be obligated to obtain such an opinion in order to determine Fair Market Value.

(g)	“Forfeit” means the loss by a Participant of any and all rights to an award granted under the Plan, including the loss of any payment of compensation by the Company under the Plan or any award granted thereunder.

(h)	“Operating Profits” means for the applicable Performance Period, the Company’s total revenue less distributions to minority interests and less total expenses (excluding amortization of intangible assets, impairment losses and debt expenses, including, without limitation, interest and loan fees) as reflected in the Company’s audited or unaudited financial statements as filed with the Securities and Exchange Commission.

(i)	“Participant” means any person: (1) who has satisfied the eligibility requirements set forth in Section 1.4; (2) to whom an award has been made under the Plan; and (3) whose award remains outstanding under the Plan.

(j)	“Performance Goal” means, in relation to any Performance Period, the level of performance that must be achieved with respect to a Performance Measure.

(k)	“Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) revenues; (ii) operating income; (iii) net income; (iv) earnings per share; (v) operating expenses; (vi) assets under management; (vii) product sales or market share; (viii) the performance of the Common Stock; (ix) the investment performance of Company products; (x) Operating Profits; (xi) identification of business opportunities; and (xii) product completion; and (xiii) completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

To the extent consistent with Section 162(m) of the Code and the regulations promulgated thereunder and unless otherwise determined by the Committee at the time the Performance Goals are established, the Committee, in applying the Performance Goals, shall exclude the effect of any of the following events that occur during a Performance Period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs that have been approved by the Board; reductions in force and early retirement incentives; and any extraordinary, unusual, infrequent or non-recurring items separately identified in the financial statements and/or notes thereto in accordance with generally accepted accounting principles.

(l)	“Performance Period” means, in relation to any award, the calendar year, or other period of 12 months or less for which a Participant’s performance is being calculated with each such period constituting a separate Performance Period.

1.3	Administration

(a) The Plan shall be administered by the Committee. Subject to the terms of the Plan, the Committee shall, among other things, have full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the Performance Goal(s) and Performance Measure(s) to be utilized) and determine whether the Performance Goals applicable to any Performance Measures for any award have been achieved. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any award. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

(b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. The Committee may, with respect to Participants whom the Committee determines are not likely to be subject to Section 162(m) of the Code, delegate such of its powers and authority under the Plan to the Company’s Chairman, President or Chief Executive Officer as it deems appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

(c) Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A, the regulations issued thereunder or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

1.4	Eligibility and Participation

Participation in the Plan shall be limited to officers (who may also be members of the Board) who are determined by the Committee to be eligible for participation in the Plan and, unless otherwise determined by the Committee, the Chairman of the Board, the Chief Executive Officer and any executive who is a member of the Board or is designated as a member of the Chief Executive Officer’s senior staff shall be eligible to participate in the Plan.

ARTICLE II - AWARD TERMS

2.1	Granting of Awards

The Committee may, in its discretion, from time to time make awards to persons eligible for participation in the Plan pursuant to which the Participant will earn compensation. The amount of a Participant’s award may be based on such methods as may be established by the Committee. Each award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the award and the Performance Goals to be achieved. The maximum amount of an award that may be earned under the Plan by any Participant for any Performance Period shall not exceed USD $6,000,000.

2.2	Establishment of Performance Goals

With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award shall be conditioned upon the Company’s achievement of one or more Performance Goals with respect to the Performance Measure(s) established by the Committee. No later than ninety (90) days after the beginning of the applicable Performance Period, the Committee shall establish in writing the Performance Goals, Performance Measures and the method(s) for computing the amount of compensation which will be payable under the Plan to each Participant if the Performance Goals established by the Committee are attained; provided, however, that for a Performance Period of less than one year, the Performance Measure must be established prior to the lapse of 25% of the Performance Period. In addition to establishing a minimum performance level below which no compensation shall be payable pursuant to an award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than a target award may be paid so long as the Performance Goals have been exceeded.

2.3	Other Award Terms

The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. Notwithstanding any provision of this Plan to the contrary, the Committee shall not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

2.4	Certification of Achievement of Performance Goals

The Committee shall, prior to any payment under the Plan, certify in writing the extent, if any, that the Performance Goal(s) and any other material terms have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.

2.5	Distribution of Awards

Awards shall be paid as promptly as practicable (but in no event later than 2 1/2 months after the close of the fiscal year in which the Performance Period ends) after the Committee has certified in writing the extent to which the applicable Performance Goals and any other material terms have been achieved. Notwithstanding the foregoing, the Committee may, in it sole discretion: (i) determine whether, to what extent, and under what additional circumstances amounts payable with respect to an award under the Plan shall be deferred either automatically, at the election of the Participant, or by the Committee; (ii) permit a Participant to elect to receive, in lieu of receiving cash, all or a portion of the total award value in the form of Common Stock, restricted Common Stock, non-qualified stock options to purchase Common Stock, or such other stock-based award as maybe authorized by the Committee; and (iii) satisfy the payment of all or a portion of the total award value in the form of Common Stock, restricted Common Stock, non-qualified stock options to purchase Common Stock, or such other stock-based award as may be authorized by the Committee. Any stock-based award granted as payment of an award shall be granted pursuant to the Federated Investors, Inc. Stock Incentive Plan or any successor thereto; provided, however, that any non-qualified stock option to purchase Common Stock shall have an exercise price equal to the Fair Market Value of the Common Stock on the date of grant. The number of stock options to be granted shall be determined by the Committee and shall be based upon the value of the options as determined under the Black-Scholes option-pricing model or such other option valuation model or calculation that the Committee, in its sole discretion, shall determine is appropriate. The number of any other stock-based awards to be granted shall be determined by such methods or procedures as the Committee, in its sole discretion, shall determine is appropriate.

2.6	Termination of Employment

Unless otherwise determined by the Committee, Participants who have terminated employment with the Company prior to the actual payment of an award for any reason, shall Forfeit any and all rights to payment under any awards then outstanding under the terms of the Plan.

ARTICLE III - OTHER PROVISIONS

3.1	Withholding Taxes

Whenever the Company is required to satisfy income or employment tax withholding requirements with respect to an award under the Plan, the Company shall have the right to withhold from the payment of any such award, or require the Participant to remit to the Company prior to or contemporaneous with the payment of any such award, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto and such other deductions as may be authorized by the Participant or as required by applicable law.

3.2	Adjustments

Awards may be adjusted by the Committee in the manner and to the extent it determines to be appropriate to reflect stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, reclassifications or other relevant changes in capitalization occurring after the date of the award; provided, however, that the Committee may not make any such adjustment with respect to any award to an individual who is then a “covered employee” as such term is defined in Regulation 1.162-27(c)(2) promulgated under Section 162(m) of the Code, or any successor provision (“Section 162(m)”), if such adjustment would cause compensation pursuant to such award to cease to be performance-based compensation under Section 162(m).

3.3	No Right to Employment

Nothing contained in the Plan or in any award shall confer upon any Participant any right with respect to continued employment with the Company or its subsidiaries or affiliates, nor interfere in any way with the right of the Company or its subsidiaries or affiliates to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant’s employment for any reason.

3.4	Nontransferability

A Participant’s rights under the Plan, including the right to amounts payable may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary or, in the absence of such a designation, by will or by the laws of descent and distribution.

3.5	Unfunded Plan

The Plan is not funded and all awards payable hereunder shall be paid from the general assets of the Company. No provision contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

3.6	Foreign Jurisdictions

The Committee shall have the authority to adopt, amend, or terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of foreign countries in order to promote achievement of the purposes of the Plan.

3.7	Other Compensation Plans

Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for employees of the Company, including arrangements that are not intended to comply with Section 162(m) of the Code.

3.8	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of law provisions.

ARTICLE IV - AMENDMENT AND TERMINATION

The Board of Directors may modify, amend, or terminate the Plan at any time; provided, however, that no such modification, amendment or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Committee to be due and owing to the Participant under the Plan but not yet paid.

Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A or Section 162(m) of the Code or the regulations promulgated thereunder regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan.

ARTICLE V - EFFECTIVE DATE

The Plan, as amended, shall become effective immediately upon the approval and adoption thereof by the Board; provided, however, that no award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall be payable prior to approval of the Plan’s material terms by the Company’s shareholders.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Rule 14a-8 of the Exchange Act contains the procedures for including certain shareholder proposals in Federated’s Information Statement and related materials. Shareholders entitled to vote may submit a shareholder proposal pursuant to Rule 14a-8 for the 2008 Annual Meeting of Shareholders of Federated prior to December 1, 2007. Except under certain limited circumstances, the holders of Class B Common Stock are not entitled to vote their shares. Any shareholder proposals should be addressed to the Secretary of Federated, Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779.

Federated Investors, Inc.

Federated Investors Tower

1001 Liberty Avenue

Pittsburgh, PA 15222-3779

1-800-341-7400

FederatedInvestors.com

(3/07)

Federated is a registered mark of

Federated Investors, Inc.

2007 ©Federated Investors, Inc.